EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pacific Ethanol, Inc.

We consent to the incorporation by reference in this Registration Statement of Pacific Ethanol, Inc. on Form S-8, of our report, dated April 14, 2006 relating to our audits of the consolidated financial statements included in the Annual Report on Form 10-KSB of Pacific Ethanol, Inc.

/s/ HEIN & ASSOCIATES LLP

Irvine, California
September 28, 2006